Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of TransUnion for the registration of 18,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 19, 2016, except for Note 1 and Note 16, as to which the date is June 1, 2016, with respect to the consolidated financial statements and schedules of TransUnion, included in TransUnion’s Current Report on Form 8-K dated June 1, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Chicago, Illinois

June 1, 2016